Exhibit 99.1

Annual Volcon CEO Update

Austin, TX, February 10th, 2025 – After one year of John Kim at the helm of Volcon ePowersports, their recent successes can be attributed to his strategic shift. In the last 12 months Mr. Kim was able to switch Volcon from being a mostly R&D organization developing its own electric offroad technologies into a company that is focused on collaborating with manufacturers to brand and sell high-quality electric vehicles. This has positioned Volcon to be a true disruptor in the ePowersports business, which was made especially apparent with their recent AODES (Super Sonic) collaboration.

Volcon’s AODES (Super Sonic) announcement allowed them to raise $19.45 million to fund their foray into the golf cart and utility vehicle market. Bringing high-quality, low-cost electric vehicles from Vietnam into the US market creates a tremendous opportunity for grabbing significant market share. With current Vietnam tariffs at a mere 2.5% (compared to China’s tariffs of up to 500%), it is clear that the relationship with Volcon and AODES (Super Sonic) is deeply valued. Strengthening political ties between the US and Vietnam, to buffer Chinese regional growth, adds to Volcon’s confidence that open trade between the US and Vietnam will continue and flourish.

Mr. Kim noted, “The investment that we received last week will fund our push to grab market share during this disruptive market opportunity. The bulk of the investment will fund much needed golf cart and UTV inventory to fuel consumer demand and also to expand our sales team. At this time, we see a clear path toward growing the total number of vehicles we sell every year as well as a road to profitability.”

Volcon’s changed approach in bringing products to market has significantly reduced headcount and costs. In addition to cost-effective manufacturing practices, the company has lowered marketing costs by outsourcing to and working with specialized marketing firms to grow their marketing share more effectively. Volcon will continue to evaluate their costs and reduce accordingly.

Greg Endo, CFO, notes “with the cost reductions we have made and the anticipated working capital requirements to fund inventory purchases John notes, we expect to be cash flow positive on a monthly basis by the fourth quarter of 2025 and will be able to fund operations into 2026.”

In addition to obtaining market share of golf carts and UTVs in the US, the company is still committed to innovating and selling two-wheel vehicles. For more information on the company’s expansion efforts and the six-month update from August 2024, please refer to the links below. Volcon looks forward to a strong year and is grateful to their shareholders and customers for their continued support.

https://ir.volcon.com/news-events/press-releases/detail/125/volcon-becomes-exclusive-u-s-distributor-of-super-sonic

https://ir.volcon.com/news-events/press-releases/detail/113/6-month-volcon-ceo-update

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About Volcon

Based in the Austin, Texas area, Volcon was founded as the first all-electric power sports company producing high-quality and sustainable electric vehicles for the outdoor community. Volcon electric vehicles are the future of off-roading, not only because of their environmental benefits but also because of their near-silent operation, which allows for a more immersive outdoor experience.

Volcon’s vehicle roadmap includes both motorcycles and UTVs. Its first product, the innovative Grunt, began shipping to customers in late 2021 and combines a fat-tired physique with high-torque electric power and a near-silent drive train. The Volcon Grunt EVO, an evolution of the original Grunt with a belt drive, an improved suspension, and seat, began shipping to customers in October 2023. The Brat is Volcon’s first foray into the wildly popular eBike market for both on-road and off-road riding and is currently being delivered to dealers across North America. In 2024, Volcon entered the rapidly expanding LUV and UTV market and shipped its first production

MN1 unit in October 2024. The new MN1 and HF1 products empower the driver to explore the outdoors in a new and unique way that gas-powered units cannot. They offer the same thrilling

Volcon Contacts

For Media: media@volcon.com

For Dealers: dealers@volcon.com

For Investors: investors@volcon.com

For Marketing: marketing@volcon.com

For more information on Volcon or to learn more about its complete eBike, motorcycle and side-by-side line-up, visit: www.volcon.com

Forward-Looking Statements

Some of the statements in this release referenced in this release are forward-looking statements, which involve risks and uncertainties. Forward-looking statements in this press release include, without limitation, how many Super Sonic units Volcon will sell, how many Volcon branded golf carts will be sold, whether tariffs on imports from Vietnam will remail lower than other Asia countries, whether the Company will be cash flow positive on a monthly basis by the fourth quarter of 2025 and the funding received will carry us into 2026, and whether Volcon will develop and sell new two wheel models. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable as of the date made, expectations may prove to have been materially different from the results expressed or implied by such forward-looking statements. The Company has attempted to identify forward-looking statements by terminology including “believes,” “estimates,” “anticipates,” “expects,” “plans,” “projects,” “intends,” “potential,” “may,” “could,” “might,” will,” “should,” “approximately,” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. These statements are only predictions and involve known and unknown risks, uncertainties, and other factors. Any forward- looking statements contained in this release speak only as of its date. The Company undertakes no obligation to update any forward- looking statements contained in this release to reflect events or circumstances occurring after its date or to reflect the occurrence of unanticipated events. More detailed information about the risks and uncertainties affecting the Company is contained under the heading “Risk Factors”; in the Company’s Annual Report on Form 10-K and subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC, which are available on the SEC’s website, www.sec.gov.

SOURCE: Volcon, Inc.

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